VYSTAR CORPORATION 8-K

Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of July 18, 2019 by and among Vystar Corporation, a Georgia corporation (the “Buyer”) and Steven Rotman and Bernard Rotman (individually, a “Stockholder” and collectively, the “Stockholders”), who own fifty-eight percent (58%) of the issued and outstanding capital stock of Murida Furniture Co., Inc. dba Rotmans Furniture (“Rotmans”). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article IX.

RECITALS

WHEREAS, each of the Stockholders owns the number of the issued and outstanding shares (collectively, the “Shares”) of the common stock (the “Common Stock”), of Rotmans set forth opposite his name on Schedule 1.1 attached hereto, which Shares in the aggregate represent fifty-eight percent (58%) of the issued and outstanding shares of capital stock of Rotmans; and

WHEREAS, Buyer desires to purchase, and the Stockholders desire to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1           Purchase and Sale of Shares. Subject to and upon the terms and conditions of this Agreement, at the Closing, each Stockholder shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from each Stockholder, all the Shares owned by such Stockholder, as set forth opposite such Stockholder’s name on Schedule 1.1 attached hereto. At the Closing, each Stockholder shall deliver to Buyer certificates evidencing the Shares owned by such Stockholder duly endorsed in blank or with stock powers duly executed by such Stockholder.

1.2           Purchase Price. The aggregate purchase price to be paid by Buyer for the Shares shall be Two Million Thirty Thousand Dollars ($2,030,000) (the “Purchase Price”) payable by a promissory note for cash in the form of Exhibit 1.2(a) (the “Promissory Note”) and a convertible note convertible into shares of the common stock of Buyer in the form set forth as Exhibit 1.2(b) (the “Convertible Promissory Note”), payable to each Stockholder in the manner set forth in Exhibit 1.2(c).

1.3           Intentionally Omitted.

1.4           Stockholders’ Representative.

(a)            The Stockholders hereby designate Steven Rotman as their representative (the “Stockholders’ Representative”) and authorize such Stockholders’ Representative (i) to take all action necessary in connection with the Closing (including the satisfaction or waiver of any closing condition), (ii) to assert, defend and/or settle any claim for indemnification pursuant to Article VII or Article VIII, (iii) to give and receive all notices required to be given under this Agreement, (iv) to serve as attorney-in-fact and agent for and on behalf of each Stockholder and (v) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement and all Ancillary Agreements.

(b)            In the event that the Stockholders’ Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, Stockholders holding, prior to the Closing, a majority of the Shares as set forth on Schedule 1.1 shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Stockholders’ Representative for all purposes of this Agreement.

(c)            All decisions and actions by the Stockholders’ Representative, including, without limitation, those set forth above in Section 1.4(a) shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(d)            By their execution of this Agreement, the Stockholders agree that:

(i)              Buyer shall be able to rely conclusively on the instructions and decisions of the Stockholders’ Representative as to all decisions and actions by the Stockholders’ Representative, including, without limitation, those set forth above in Section 1.4(a) or any other actions required to be taken by the Stockholders’ Representative hereunder, and no Party shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Stockholders’ Representative;

(ii)            all actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholders’ Representative for any action taken, decision made or instruction given by the Stockholders’ Representative under this Agreement or any Ancillary Agreement, except for fraud or willful breach of this Agreement or any Ancillary Agreement by the Stockholders’ Representative;

(iii)           the provisions of this Section 1.4 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that either Stockholder may have in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;

(iv)           remedies available at law for any breach of the provisions of this Section 1.4 are inadequate; therefore, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Buyer brings an action to enforce the provisions of this Section 1.4; and

(v)            the provisions of this Section 1.4 shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

1.5           The Closing.

(a)            The Closing shall take place at the offices of Mirick O’Connell, Massachusetts, in Worcester, Massachusetts commencing at 11:00 a.m. local time on the Closing Date, and shall be deemed effective at 12:01 a.m. on the day of the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b)            At the Closing:

(i)             the Stockholders shall satisfy the conditions and deliver to Buyer the various certificates, instruments and documents set forth in Section 5.1;

(ii)            Buyer shall satisfy the conditions and deliver to the Stockholders the various certificates, instruments and documents set forth in Section 5.2;

(iii)           Buyer shall deliver the Promissory Notes and the Convertible Promissory Notes described in Section 1.2;

(iv)           each of the Stockholders shall deliver to Buyer the stock certificates representing all the Shares duly endorsed in accordance with Section 1.1; and

(v)            Buyer and the Stockholders shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.6           Intentionally Deleted

1.7           Intentionally Deleted.

1.8           Further Assurances. At any time and from time to time after the Closing, at the request of Buyer and without further consideration, each of the Stockholders shall promptly execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as Buyer may reasonably request to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s rights to, title in and ownership of, all of the Shares owned by each such Stockholder, to put Buyer in actual possession and operating control of such Shares and the assets, properties and business of Rotmans, to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS REGARDING THE SHARES

Each Stockholder severally represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the Closing Date.

2.1           Shares. Such Stockholder has good and marketable title to the Shares which are to be transferred to Buyer by such Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Schedule 1.1 attached hereto sets forth a true and correct description of all Shares owned by such Stockholder.

2.2           Authorization. Such Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Buyer at the Closing the Shares to be sold by such Stockholder hereunder and, upon consummation of the purchase contemplated hereby, Buyer will acquire from such Stockholder good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever, subject to Section 3.2(a) of the Disclosure Schedule.

2.3           Noncontravention. Except as set forth in Sections 3.2(a) and 3.4 of the Disclosure Schedule, such Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Entity which would prevent the execution or delivery of this Agreement by such Stockholder or the transfer, conveyance and sale of the Shares to be sold by such Stockholder to Buyer pursuant to the terms hereof. None of the Shares held by such Stockholder at Closing will be subject to a repurchase or redemption right except as disclosed in Section 3.2(a) of the Disclosure Schedule.

2.4           Brokers. No broker or finder has acted for such Stockholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS REGARDING ROTMANS

Each of the Stockholders, jointly and severally, represents and warrants to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article III only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of this Article III, the phrase “to the knowledge of” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Stockholders, as well as any other knowledge which the Stockholders would have possessed had they made reasonable inquiry of appropriate employees of Rotmans with respect to the matter in question.

3.1           Organization, Qualification and Corporate Power. Rotmans is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the Commonwealth of Massachusetts. Rotmans is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of Rotmans’ businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Rotmans Material Adverse Effect. Rotmans has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Rotmans has furnished to Buyer complete and accurate copies of its Articles of Organization and Bylaws. Rotmans is not in default under or in violation of any provision of its Articles of Organization and Bylaws.

3.2           Capitalization.

(a)            The authorized capital stock of Rotmans consists of 20,000 shares of Common Stock, of which, as of the Closing Date, 20,000 shares will be issued and outstanding, and the Shares will as of the Closing Date be held of record and beneficially by the Stockholders as set forth on Schedule 1.1. The Shares have been and on the Closing Date will be duly and validly issued and are, or will be on such date, fully paid and non-assessable. Except as disclosed in Section 3.2(a) of the Disclosure Schedule there are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase or acquire from Rotmans any capital stock of Rotmans; (ii) any securities convertible into or exchangeable for shares of such stock; (iii) any other commitments of any kind (written or oral) for the issuance of additional shares of capital stock or options, warrants or other securities of Rotmans; (iv) any obligation (contingent or otherwise) of Rotmans to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof; or (v) any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Rotmans.

(b)            Except as disclosed in Section 3.2(a) of the Disclosure Schedule there is no agreement, written or oral, between Rotmans and either Stockholder, or between the Stockholders, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of Rotmans.

3.3           Authorization of Transaction. This Agreement has been duly executed and delivered by the Stockholders. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which either of the Stockholders is a party constitute the valid and legally binding obligations of the Stockholders, enforceable against them in accordance with their respective terms.

3.4           Noncontravention. The execution, delivery and performance by the Stockholders of this Agreement and the Ancillary Agreements to which they are parties, and the consummation by the Stockholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Rotmans or either of the Stockholders; (b) violate the provisions of the Articles of Organization or by-laws of Rotmans; (c) violate any judgment, decree, order or award of any court, Governmental Entity or arbitrator; or (d), upon delivery of the notices and receipt of the terminations, consents and approvals set forth in Section 3.4 of the Disclosure Schedule, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Rotmans or the Shares pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Rotmans or either of the Stockholders is a party or by which Rotmans or its properties or either of the Stockholders or the Shares is or may be bound. Section 3.4 of the Disclosure Schedule sets forth a true, correct and complete list of all terminations, and notices to and consents and approvals of third parties, that are required in connection with the consummation by the Stockholders of the transactions contemplated by this Agreement.

3.5           Subsidiaries. Rotmans has no Subsidiaries.

3.6           Financial Statements. The Stockholders have provided to Buyer the Financial Statements. The Financial Statements have been prepared in accordance with good business practices and fairly present, in all material respects, the financial condition, results of operations and cash flows of Rotmans as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Rotmans; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material).

3.7           Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had a Rotmans Material Adverse Effect, and (b) except as set forth in Section 3.7 of the Disclosure Schedule Rotmans has not taken any of the following actions:

(a)            issued, sold or awarded any stock or other securities of Rotmans or any options, warrants or rights to acquire any such stock or other securities, or repurchased or redeemed any stock or other securities of Rotmans;

(b)           split, combined or reclassified any shares of its capital stock; or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)           created, incurred or assumed any indebtedness (including obligations in respect of capital leases); assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)           entered into, adopted or amended any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.21(l) or increased in any manner the compensation or fringe benefits of, or modified the employment terms of, its directors, officers or employees, generally or individually, or paid any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 3.21(o) of the Disclosure Schedule) or hired any new officers or (except in the Ordinary Course of Business) any new employees;

(e)           acquired, sold, leased, licensed or disposed of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

(f)            mortgaged or pledged any of its property or assets or subjected any such property or assets to any Security Interest;

(g)           discharged or satisfied any Security Interest or paid any obligation or liability other than in the Ordinary Course of Business;

(h)           amended its charter, by-laws or other organizational documents;

(i)            changed its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)             made or changed any Tax election, changed an annual accounting period, filed any amended Tax Return, entered into any closing agreement, waived or extended any statute of limitations with respect to Taxes, settled or compromised any Tax liability, claim or assessment, surrendered any right to claim a refund of Taxes or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(k)            entered into, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waived any rights under, any contract or agreement of a nature required to be listed in Section 3.12, Section 3.13 or Section 3.15 of the Disclosure Schedule;

(l)              made or committed to make any capital expenditure in excess of $25,000 per item or $100,000 in the aggregate;

(m)            instituted or settled any Legal Proceeding; or

(n)            agreed in writing or otherwise to take any of the foregoing actions.

3.8           Undisclosed Liabilities. Except as set forth in Section 3.8 of the Disclosure Schedule, Rotmans has no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are reflected on the Closing Balance Sheet and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.9           Tax Matters.

(a)     Rotmans has properly filed on a timely basis all Tax Returns that it was required to file in the jurisdictions listed in Section 3.9(m) of the Disclosure Schedule, and all such Tax Returns were true, correct and complete. Rotmans has properly paid on a timely basis all Taxes, whether or not shown on any Tax Returns, that were due and payable. All Taxes that Rotmans was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. Rotmans has complied with all information reporting and back-up withholding requirements, including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(b)     The unpaid Taxes of Rotmans for periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period from and after the Most Recent Balance Sheet Date and continuing through the Closing Date are, or will be, attributable to the conduct by Rotmans of its operations in the Ordinary Course of Business and are, or will be, consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year.

(c)     Rotmans is not and has never been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is Rotmans. Rotmans (i) has no actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local, or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Rotmans or (ii) is not a party to, bound by, or obligated under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.

(d)     The Stockholders have delivered or made available to Buyer (i) complete and correct copies of all Tax Returns of Rotmans relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of Rotmans relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of Rotmans by any Governmental Entity is currently in progress or, to the knowledge of the Stockholders, threatened, and the Stockholders do not know of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against Rotmans. Rotmans has not been informed in writing or, to the knowledge of the Stockholders, in any other manner by any jurisdiction that the jurisdiction believes that Rotmans was required to file any Tax Return that was not filed.

(e)     Rotmans has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.

(f)      Rotmans is not a party to any Tax litigation. Rotmans has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Rotmans has disclosed on its federal and state income Tax Returns all reportable transactions as defined in Treasury Regulation Section 1.6011-4 and, if applicable, comparable provisions under state law.

(g)     There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Rotmans, other than with respect to Taxes not yet due and payable.

(h)     Rotmans has not ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i)       Rotmans has not made any payments, is not obligated to make any payments, nor is it a party to any agreement, contract, arrangement or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof).

(j)      None of the assets of Rotmans (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(k)     Rotmans has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code. Rotmans will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (or as a result of the transactions contemplated by this Agreement) under Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. Rotmans currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years.

(l)       Rotmans has not distributed to its stockholders or securityholders stock or securities of a controlled corporation, nor have stock or securities of Rotmans been distributed, in a transaction to which Section 355 or Section 361 of the Code applies.

(m)    Section 3.9(m) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which Rotmans files a Tax Return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to Rotmans’ nexus with such jurisdiction.

(n)     Rotmans is not a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of Rotmans is subject to an election under former Section 341(f) of the Code.

(o)     Rotmans has maintained for all taxable periods for which the applicable statute of limitations has not yet expired complete and accurate records, including all applicable exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by Rotmans and as to which Rotmans is required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes.

3.10            Personal Property. Section 3.10 of the Disclosure Schedule sets forth: (i) a true, correct and complete list of all items of tangible personal property owned by Rotmans as of the date hereof having either a net book value per unit or an estimated fair market value per unit in excess of $10,000; or not owned by Rotmans but in the possession of or used or useful in the business of Rotmans and having rental payments therefor in excess of $250 per month or $2,500 per year (collectively, the “Personal Property”); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by Rotmans and the circumstances under which such property is used. For all Personal Property listed in Section 3.10 of the Disclosure Schedule which is a fixed asset (within the meaning of GAAP), the following additional information shall be included for each such fixed asset as of the Most Recent Balance Sheet Date: (i) cost, (ii) accumulated book depreciation (if any) and (iii) net book value. Except as disclosed in Section 3.10 of the Disclosure Schedule:

(a)            Rotmans has good and marketable title to each item of Personal Property listed in Section 3.10 of the Disclosure Schedule as owned by it, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

(b)            no officer, director, stockholder or employee of Rotmans, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described in Section 3.10 of the Disclosure Schedule;

(c)            each item of Personal Property not owned by Rotmans is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between Rotmans and the owner or lessor thereof, the obligations of Rotmans to such owner or lessor will be discharged;

(d)            the Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by Rotmans in the Ordinary Course of Business; and

(e)             Rotmans owns or otherwise has the right to use all of the Personal Property now used or useful in the operation of its business or the use of which is necessary for or useful in the performance of any material contract, letter of intent or proposal to which it is a party.

3.11            Real Property. Rotmans has good, valid and marketable fee simple title to the Real Property listed on Section 3.11 of the Disclosure Schedules. Such real property is free and clear of liens and encumbrances except for the following:

(i)            those items set forth in Section 3.11 of the Disclosure Schedules;

(ii)           liens for Taxes for the then current year not yet due and payable as of the Closing Date or, if due and payable prior to the Closing Date, being contested in good faith by appropriate procedures;

(iii)          liens for municipal betterments assessed after the date of this Agreement;

(iv)          Federal, state and local laws, ordinances, bylaws, rules and regulations regulating use of land, including building codes, zoning bylaws, health and environmental laws;

(v)           mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(vi)          rights and obligations in party walls;

(vii)         any order, easement, restriction or agreement of record presently in force which does not interfere with the reasonable use of the Real Property as now used;

(viii)        utility easements in the adjoining ways;

(ix)           matters that would be disclosed by an accurate survey of the Real Property; and

(x)            other imperfections of title or encumbrances, if any, that have not had, and would not have, a Rotmans Material Adverse Effect.

3.12            Real Property Leases. Section 3.12 of the Disclosure Schedule lists all Leases and lists the term of each such Lease, any extension and expansion options, and the rent payable thereunder. Rotmans has delivered to Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a)            such Lease is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to creditors’ rights and by general principles of equity;

(b)            such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to creditors’ rights and by general principles of equity;

(c)            Neither Rotmans, nor, to the knowledge of the Stockholders, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Stockholders, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Rotmans or, to the knowledge of the Stockholders, any other party under such Lease;

(d)            there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e)            Rotmans has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)             to the knowledge of the Stockholders, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(g)            to the knowledge of the Stockholders, there is no Security Interest, easement, covenant or other restriction applicable to the Real Property subject to such Lease which would reasonably be expected to materially impair the current uses or the occupancy by Rotmans of the property subject thereto.

3.13          Intellectual Property.

(a)            Section 3.13(a) of the Disclosure Schedule lists all Rotmans Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Rotmans Registrations to Rotmans have been properly executed and recorded. All Rotmans Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of Rotmans. Section 3.13(a) also lists all Rotmans Owned Intellectual Property and all Rotmans Licensed Intellectual Property.

(b)            To the knowledge of the Stockholders, no person (including, without limitation, any current or former employee or consultant of Rotmans) is infringing, violating or misappropriating any of Rotmans Owned Intellectual Property or any Rotmans Licensed Intellectual Property which is exclusively licensed to Rotmans. Rotmans has provided to Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Rotmans Owned Intellectual Property.

3.14          Inventory. All inventory of Rotmans, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or reserved for in the Financial Statements or on the accounting records of Rotmans as of the Closing Date, as the case may be.

3.15          Contracts.

(a)            Section 3.15 of the Disclosure Schedule lists the following agreements (written or oral) to which Rotmans is a party as of the date of this Agreement:

(i)            any agreement (or group of related agreements) for the lease of Personal Property from or to third parties;

(ii)           any agreement (or group of related agreements) for the purchase of products (A) which involves more than the sum of $10,000 or (B) in which Rotmans has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)           any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)           any agreement (or group of related agreements) under which Rotmans has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which Rotmans has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)            any agreement for the disposition of any significant portion of the assets or business of Rotmans (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of components in the Ordinary Course of Business);

(vi)           any agreement concerning confidentiality or noncompetition;

(vii)          any employment, consulting, retention or change-in-control agreement;

(viii)         any agreement involving any current or former officer, director or stockholder of Rotmans;

(ix)            any agreement under which the consequences of a default or termination would reasonably be expected to have a Rotmans Material Adverse Effect;

(x)            any agreement which contains any provisions requiring Rotmans to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xi)            any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Rotmans as currently conducted;

(xii)           any agreement under which Rotmans is restricted from selling, licensing or otherwise distributing any of its products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(xiii)          any agreement that would entitle any third party to receive a license or any other right to intellectual property of Buyer or any of Buyer’s Affiliates following the Closing; and

(xiv)          any other agreement (or group of related agreements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

(b)            Rotmans has delivered to Buyer a complete and accurate copy of each written agreement listed in Section 3.12 or Section 3.15 of the Disclosure Schedule. With respect to each agreement so listed, except as disclosed in Section 3.15(b) of the Disclosure Schedule, neither Rotmans nor, to the knowledge of the Stockholders, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Rotmans, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Rotmans, or, to the knowledge of the Stockholders, any other party under such agreement.

(c)            Rotmans is not, and was not, a party to any contract currently in force or in force at any time during the six years preceding the date of this Agreement that (i) is or was between Rotmans, on the one hand, and a Governmental Entity, on the other hand, or (ii) is or was entered into by Rotmans as a subcontractor (at any tier) in furtherance of a contract between another entity and a Governmental Entity, and Rotmans has not participated, directly or indirectly, in the submission of any outstanding bids or proposals for any prospective contract that would meet the description of either of clauses (i) or (ii) of this Section 3.15(c) if such bid or proposal were successful.

3.16            Accounts Receivable. To the Stockholders’ knowledge, all accounts receivable of Rotmans reflected on the Most Recent Balance Sheet (other than those paid since the date thereof) are valid receivables subject to no setoffs or counterclaims and are current and will be collected (within 365 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 3.16 of the Disclosure Schedule. All accounts receivable of Rotmans that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and will be collected (within 365 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Rotmans has not received any written notice from an account debtor stating that any account receivable is subject to any contest, claim or setoff by such account debtor.

3.17            Insurance. Section 3.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Rotmans is a party, all of which are in full force and effect. To the Stockholders’ knowledge, such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of Rotmans. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, Rotmans is not liable for retroactive premiums or similar payments, and Rotmans is otherwise in compliance in all material respects with the terms of such policies. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.18            Litigation. There is no Legal Proceeding which is pending or has been threatened against Rotmans or the Stockholders. There are no judgments, orders or decrees outstanding against Rotmans or either of the Stockholders.

3.19            Warranties. No product or service manufactured, sold, leased, licensed or delivered by Rotmans is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the contracts that are set forth in Section 3.19 of the Disclosure Schedule, and (ii) manufacturers’ warranties for which Rotmans has no liability. Section 3.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by Rotmans in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during the periods covered by the Financial Statements; and the Stockholders know of no reason why such expenses should significantly increase as a percentage of sales in the future.

3.20            Employees.

(a)            Section 3.20 of the Disclosure Schedule contains a list of all employees of Rotmans, along with the position and the annual rate of compensation of each such person. None of the employees of Rotmans are parties to a confidentiality or a non-competition agreement with Rotmans. Section 3.20 of the Disclosure Schedule contains a list of all employees of Rotmans who are not citizens of the United States. To the knowledge of the Stockholders, no key employee or group of employees has any plans to terminate employment with Rotmans (other than for the purpose of accepting employment with Buyer following the Closing) or not to accept employment with Buyer. Rotmans is in material compliance with all applicable laws relating to the hiring and employment of employees.

(b)            Rotmans is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Stockholders have no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Rotmans.

(c)            None of Rotmans or any director, officer or other key employee of Rotmans or an Affiliate of Rotmans other than Steven Rotman, owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of Rotmans, other than an interest in a publicly-held company of less than 5% of the outstanding stock thereof.

(d)            Section 3.20(d) of the Disclosure Schedule contains a list of all independent contractors currently engaged by Rotmans, along with the position, date of retention and rate of remuneration for each such person or entity. None of such independent contractors is a party to a written agreement or contract with Rotmans.

(e)            Rotmans employs no H-1B workers.

(f)             Rotmans has complied in all material respects with all laws and regulations related to employment and employment practices, including those related to wages, hours, worker classification, labor relations, collective bargaining, discrimination, equal opportunity, disability rights or benefits, affirmative action, workers compensation, employee leave, immigration, and the payment and withholding of Taxes and other sums as required by applicable law. Rotmans has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Section 3.20(f) of the Disclosure Schedule, there are no, and at no time have been, any independent contractors who have provided services to Rotmans for a period of six consecutive months or longer. Except as set forth in Section 3.20(f) of the Disclosure Schedule, Rotmans has not ever had any temporary or leased employees.

(g)            Rotmans has not caused or anticipates causing any “employment loss” (as that term is defined or used in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) at any time from the date that is 90 calendar days immediately preceding the Closing Date and continuing through the Closing Date, in each case, which is reasonably likely to result in a “Plant Closing” or a “Mass Layoff” within the meaning of the WARN Act as of the Closing Date.

(h)            Rotmans is not a party to or bound by any trade union agreement, works council, employee representative agreement, or information or consultation agreement, and Rotmans has no obligations to inform, consult with and/or obtain consent from any of its employees about the transactions contemplated by this Agreement.

3.21            Employee Benefits.

(a)            Section 3.21(a) of the Disclosure Schedule contains a complete and accurate list of all Rotmans Plans. Complete and accurate copies of (i) all Rotmans Plans which have been reduced to writing, (ii) written summaries of all unwritten Rotmans Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500 and (for all funded plans) all plan financial statements for the last five plan years for each Rotmans Plan, have been delivered or made available to Buyer. Rotmans has no ERISA Affiliates.

(b)            Each Rotmans Plan has been administered in accordance with its terms and Rotmans has met its obligations with respect to each Rotmans Plan and has made all required contributions thereto. Each Rotmans Plan is in material compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Rotmans Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Rotmans Plan has assets that include securities issued by Rotmans.

(c)            There are no Legal Proceedings (except claims for benefits payable in the normal operation of Rotmans Plans and proceedings with respect to qualified domestic relations orders) against or involving any Rotmans Plan or asserting any rights or claims to benefits under any Rotmans Plan that could give rise to any liability. No Rotmans Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(d)            No Rotmans Plans are qualified under Section 401(a) of the Code.

(e)            Rotmans has never maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA or an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA).

(f)             At no time has Rotmans been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)            There are no unfunded obligations under any Rotmans Plan providing benefits after termination of employment to any employee of Rotmans (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Rotmans Plan which is funded are reported at their fair market value on the books and records of such Rotmans Plan.

(h)            All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Rotmans Plan that is an Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA).

(i)              No act or omission has occurred and no condition exists with respect to any Rotmans Plan that would subject Rotmans or any plan participant to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Rotmans Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.

(j)             No Rotmans Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(k)            Each Rotmans Plan is amendable and terminable unilaterally by Rotmans at any time without liability or expense to Rotmans or such Rotmans Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Rotmans Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Rotmans from amending or terminating any such Rotmans Plan. The investment vehicles used to fund a Rotmans Plan may be changed at any time without incurring a sales charge, surrender fee or similar expense.

(l)              Section 3.21(l) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of Rotmans (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Rotmans of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Rotmans that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding Rotmans, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Rotmans Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(m)           Each individual who has received compensation for the performance of services on behalf of Rotmans has been properly classified as an employee or independent contractor in accordance with applicable law.

(n)            Section 3.21(n) of the Disclosure Schedule sets forth the policy of Rotmans with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the Most Recent Balance Sheet Date.

(o)            Section 3.21(o) of the Disclosure Schedule sets forth each bonus earned by each employee of Rotmans through the Closing Date that is expected to be accrued on the Closing Balance Sheet but unpaid as of the Closing Date.

(p)            Except as set forth in Section 3.21(p) of the Disclosure Schedule, there are no loans or extension of credit from Rotmans to either Stockholder or any employee of or independent contractor to Rotmans.

(q)            There is no plan or commitment, whether legally binding or not, to create any additional Rotmans Plans or to modify any existing Rotmans Plans with respect to employees of Rotmans.

(r)             Section 3.21(r) of the Disclosure Schedule sets forth each corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of Rotmans or on either Stockholder.

(s)             Each Rotmans Plan that is a “nonqualified deferred compensation plan” that is subject to Code Section 409A complies with the requirements of Code Section 409A(a)(2), (3) and (4) and any Internal Revenue Service guidance issued thereunder except that to the extent Internal Revenue Service guidance allows Code Section 409A to be satisfied by maintenance of a plan in good faith, reasonable compliance with Code Section 409A, such Rotmans Plan has been so maintained and no amounts under any such Rotmans Plan is or has been subject to the interest and additional tax set forth under Code Section 409A(a)(1)(B).

(t)             With respect to each Rotmans Plan that is maintained outside the jurisdiction of the United States or primarily covers employees residing or working outside the United States, (i) said Rotmans Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable laws; (ii) all contributions and expenses that are required to be made have been made or properly accrued; and (iii) with respect to any such Rotmans Plan that is intended to be eligible to receive favorable tax treatment under the laws applying to such Rotmans Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied.

3.22            Environmental Matters.

(a)            Rotmans has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Stockholders, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Rotmans.

(b)            Rotmans has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c)            Set forth in Section 3.22(c) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by Rotmans (whether conducted by or on behalf of Rotmans or a third party, and whether done at the initiative of Rotmans or directed by a Governmental Entity or other third party) which Rotmans has possession of or access to. A complete and accurate copy of each such document has been provided to Buyer.

(d)            Rotmans is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by Rotmans.

3.23            Legal Compliance. Rotmans is currently conducting, and has at all times conducted, its business in material compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. Rotmans has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

3.24            Suppliers. Section 3.24 of the Disclosure Schedule sets forth a list of each supplier that is the sole supplier of any significant product or service to Rotmans. To the Stockholders’ knowledge, no supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to Rotmans.

3.25            Permits. Section 3.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by Rotmans. Such listed Permits are the only Permits that are required for Rotmans to conduct its business as presently conducted. Each such Permit is in full force and effect; Rotmans is in material compliance with the terms of each such Permit; and, to the knowledge of the Stockholders, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing for the period of its duration.

3.26            Certain Business Relationships With Affiliates. Except as set forth in Section 3.26 of the Disclosure Schedule, no Affiliate of Rotmans (a) owns any property or right, tangible or intangible, which is used in the business of Rotmans, (b) has any claim or cause of action against Rotmans, or (c) owes any money to, or is owed any money by, Rotmans. Section 3.26 of the Disclosure Schedule describes any commercial transactions or relationships between Rotmans or any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

3.27            Brokers’ Fees. Rotmans has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.28            Books and Records. Except as set forth in Section 3.28 of the Disclosure Schedule, the minute books and other similar records of Rotmans contains complete and accurate records of all actions taken at any meetings of Rotmans’ stockholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. Except as set forth in Section 3.28 of the Disclosure Schedule, the books and records of Rotmans accurately reflect the assets, liabilities, business, financial condition and results of operations of Rotmans and have been maintained in accordance with good business and bookkeeping practices.

3.29            Banking Facilities. Section 3.29 of the Disclosure Schedule sets forth a true, correct and complete list of:

(a)            each bank, savings and loan or similar financial institution in which Rotmans has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by Rotmans; and

(b)            the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

3.30            Powers of Attorney and Suretyships. Rotmans has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the Ordinary Course of Business.

3.31            Controls and Procedures. Rotmans maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (a) transactions are executed with management’s authorization, (b) transactions are recorded as necessary to permit preparation of the financial statements of Rotmans and to maintain accountability for Rotmans’ assets, (c) access to assets of Rotmans is permitted only in accordance with management’s authorization, (d) the reporting of assets of Rotmans is compared with existing assets at regular intervals and (e) accounts, notes and other receivables were recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer represents and warrants to each of the Stockholders that the statements contained in this Article IV are true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

4.1           Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Georgia. Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2           Authorization of the Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no consents or approvals of third parties are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement. This Agreement and all other agreements and obligations entered into or undertaken in connection with the transactions contemplated hereby to which Buyer is a party have been duly and validly executed and delivered by Buyer and constitute the valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms.

4.3           Noncontravention. Neither the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of Buyer; (b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract, indenture, mortgage, deed of trust or other instrument to which Buyer is a party or by which it is bound or to which any of its assets is subject, or (d) violate any judgment, order, writ, injunction, award, or decree of any court, Governmental Entity, or arbitrator, law, statute, rule or regulation applicable to Buyer or any of its properties or assets.

4.4           Investment Representation. Buyer is acquiring the Shares from each Stockholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

ARTICLE V

CONDITIONS TO CLOSING

5.1           Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions:

(a)            Unless waived by Buyer, the Stockholders shall have obtained at their own expense (and shall have provided copies thereof to Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all registrations, filings and notices which are required on the part of Rotmans, including without limitation, those set forth in Section 3.4 of the Disclosure Schedule;

(b)            the representations and warranties of the Stockholders set forth in this Agreement shall be true and correct in all respects, in each case as of the date of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(c)            the Stockholders shall have performed or complied with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d)            no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Buyer to own the Shares, own, operate and control Rotmans, or to conduct the business of Rotmans as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)            the Stockholders shall have delivered to Buyer the Stockholder Certificate;

(f)             Buyer shall have received copies of the resignations, effective as of the Closing, of the Stockholders in their capacity as directors and officers of Rotmans;

(g)            prior to the Closing, (i) Rotmans shall deliver to Buyer and to the Internal Revenue Service notices that the Shares are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Stockholders shall deliver to Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code. If Buyer does not receive either the notices or the certifications described above on or before the Closing Date, Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code;

(h)            unless waived by Buyer, the Stockholders shall have obtained at their expense (and shall have provided to Buyer) Tax good standing certificates or other documentation satisfactory to Buyer with respect to each jurisdiction to which Rotmans may be subject to Tax authority; and

(i)              Buyer shall have received such other certificates and instruments (including certificates of good standing (or equivalent) of Rotmans in its jurisdictions of organization and the various foreign jurisdictions (if any) in which it is qualified to do business, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.2           Conditions to Obligations of the Stockholders. The obligation of the Stockholders to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions:

(a)            the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects, in each case as of the date of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)            Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)            no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)            Buyer shall have delivered to the Stockholders the Buyer Certificate; and

(e)            the Stockholders shall have received such other certificates and instruments (including certificates of good standing of Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as they shall reasonably request in connection with the Closing.

ARTICLE VI

POST-CLOSING COVENANTS

6.1           Proprietary Information. From and after the Closing, neither Stockholder shall, either directly or indirectly (including through an Affiliate), disclose or make use of (except to pursue their rights under this Agreement or the Ancillary Agreements), and each Stockholder shall use his reasonable efforts to cause any of his Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Rotmans, Rotmans’ business’s business or Buyer or its business (including the financial information, technical information or data relating to Rotmans’ products and names of customers of Rotmans, as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by any of the Stockholders or any of their Affiliates.

6.2           Solicitation and Hiring. For a period of five years after the Closing Date neither Stockholder shall, either directly or indirectly (including through an Affiliate or through assistance to an organization other than Rotmans and Buyer), (a) solicit or attempt to induce any Restricted Employee to terminate his employment with Rotmans; (b) hire or attempt to hire any Restricted Employee; provided, that this clause (b) shall not apply to any individual whose employment with Rotmans, Buyer or a subsidiary of Buyer has been terminated for a period of twelve months or longer; or (c) solicit, divert, take away or attempt to take away any of Buyer’s or any of its Affiliates’ customers, or the business or patronage of such customers, or in any way interfere with, disrupt or attempt to disrupt any then-existing relationships between Buyer or any Affiliate of Buyer and any of their respective customers, suppliers or other persons with whom any of them deal.

6.3           Non-Competition.

(a)            For a period of three (3) years after the Closing Date, neither Stockholder shall, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, engage anywhere in the Commonwealth of Massachusetts in retail selling of furniture, bedding or carpets.

(b)            Each of the Stockholders agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(c)            Each of the Stockholders shall, and shall use his best efforts to cause his Affiliates to, refer all inquiries regarding the business, products and services of Rotmans to Buyer.

6.4           Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of Rotmans or Buyer prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and, if applicable, by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

ARTICLE VII

INDEMNIFICATION

7.1           Indemnification by the Stockholders. The Stockholders, severally with respect to claims related to breaches of Article II and Article VI, and jointly and severally with respect to all other claims, shall indemnify Buyer in respect of, and hold Buyer harmless against, Damages incurred or suffered by Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)            any breach, as of the Closing Date, of any representation or warranty of the Stockholders contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Stockholders to Buyer pursuant to this Agreement;

(b)            any failure to perform any covenant or agreement of the Stockholders contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Stockholders to Buyer pursuant to this Agreement;

(c)            any failure of either Stockholder to have good, valid and marketable title to the issued and outstanding Shares issued in the name of such Stockholder, free and clear of all Security Interests; or

(d)            any claim by a stockholder or former stockholder of Rotmans, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of Rotmans; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Organization or by-laws of Rotmans; or (iv) any claim that his or her shares were wrongfully repurchased by Rotmans.

7.2           Indemnification by Buyer. Buyer shall indemnify the Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Stockholders resulting from, relating to or constituting:

(a)            any breach, as of the Closing Date, of any representation or warranty of Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by Buyer to the Stockholders pursuant to this Agreement; or

(b)            any failure to perform any covenant or agreement of Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by Buyer to the Stockholders pursuant to this Agreement.

7.3           Indemnification Claims.

(a)            An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided, that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages, as applicable, for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the Claimed Amount is less than or equal to the amount of Damages, as applicable, for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability, Taxes (which shall be governed by Section 8.6(b)) or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages, as applicable, for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a), or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)            In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c)            Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If within 25 days after receiving a Claim Notice the Indemnifying Party does not give written notice to the Indemnified Party of a Dispute, the amount of indemnity payable for such claim shall be the Claimed Amount.

(d)            During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) shall become effective with respect to such Dispute. The provisions of this Section 7.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate any Dispute, such Dispute shall be resolved in a state or federal court sitting in Boston, Massachusetts, in accordance with Section 10.12.

(e)            If, as set forth in Section 7.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions.

(i)              In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)            The parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)           Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12), provided, that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(iv)           The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the parties.

(v)            In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f)             Intentionally omitted.

(g)            Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a suit or proceeding) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages, for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, with prior notice and consultation in good faith with the Indemnifying Party (provided, that such Indemnified Party shall not be required to obtain the consent of the Indemnifying Party in order to fulfill such obligation), (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII by delivery of a Claim Notice, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages, for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

(h)            For purposes of this Section 7.3 and the second and third sentences of Section 7.4, (i) if the Stockholders constitute the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Stockholders’ Representative, and (ii) if the Stockholders constitute the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Stockholders’ Representative. The Stockholders’ Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Article VII. The Stockholders’ Representative shall have no liability to either Stockholder for any action taken or omitted on behalf of the Stockholders pursuant to this Article VII.

7.4           Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the eighteen (18) month anniversary of the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 3.1, 3.2, 3.3, 4.1 and 4.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 3.9 and 3.21 shall survive until 30 days following expiration of the statute of limitation applicable to the matters referred to within each such section. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

7.5           Limitations.

(a)            Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Stockholders for Damages under Section 7.1(a) shall not exceed fifteen percent (15%) of the Purchase Price (“Cap”); (ii) the Stockholders shall not be liable under Section 7.1(a) unless and until the aggregate Damages for which they would otherwise be liable thereunder exceed one percent (1%) of the Purchase Price (at which point the Stockholders shall become liable for the aggregate Damages under Section 7.1(a) in excess of 1% of the Purchase Price (“Floor”); provided, that the limitations set forth in this sentence shall not apply to (A) claims based on fraud and claims for equitable relief or (B) a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 3.1, 3.2, 3.3, 3.9, 3.16 or 3.21. For purposes solely of this Article VII, all representations and warranties of the Stockholders and Rotmans in Article II and Article III (other than Sections 3.7, 3.15(a)(x) and 3.31) shall be construed as if the term “material” and any reference to “Rotmans Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties. Subject to the Cap and Floor provisions above, the aggregate liability of the Stockholders for Damages hereunder cannot exceed the Purchase Price

(b)            For purposes solely of this Article VII, all representations and warranties of Buyer in Article IV shall be construed as if the term “material” were omitted from such representations and warranties.

(c)            Buyer shall have a right to set off any Damages against any outstanding promissory note held by either Stockholder (“Set-Off”). The Set-Off is intended to secure the indemnification obligations of the Stockholders under this Agreement. However, the rights of Buyer under this Article VII shall not be limited to the Set-Off nor shall the Set-Off be the exclusive means for Buyer to enforce such rights.

(d)            Except with respect to claims based on fraud and claims for equitable relief, after the Closing, the rights of the Indemnified Parties under this Article VII, Article VIII shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(e)            Neither Stockholder shall have any right of contribution against Rotmans with respect to any breach by Rotmans of any of its representations, warranties, covenants or agreements contained in this Agreement or any other agreement contemplated hereby.

7.6           Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII or Article VIII shall be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE VIII

TAX MATTERS

8.1           Preparation and Filing of Tax Returns; Payment of Taxes.

(a)            Buyer shall prepare or cause to be prepared all Tax Returns or reports for Rotmans that must be filed after Closing for all periods of Rotmans ending on or before the Closing. Buyer shall permit the Stockholders’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. Except to the extent otherwise required by law, such Tax Returns will, unless requested otherwise by the Stockholders, be prepared in a manner that permits the Stockholders to obtain the benefit of installment sale tax reporting. Buyer shall file or cause to be filed each such Tax Return. The Stockholders shall pay to Buyer, and Buyer shall remit to the appropriate Governmental Entity, all Taxes, if any, imposed on Rotmans in respect of such Tax Return.

(b)            Buyer shall prepare or cause to be prepared and file all other Tax Returns of Rotmans required to be filed after the Closing Date, and shall pay all Taxes shown thereon or otherwise imposed on or payable by Rotmans after the Closing Date; provided, however, that the Stockholders shall promptly reimburse Buyer to the extent any payment Buyer is required to make relates to the operations of the business of Rotmans for any period ending (or deemed pursuant to Section 8.4(b) to end) on or before the Closing Date.

(c)            Any Tax Return to be prepared and filed for taxable periods beginning before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return. Buyer shall provide the Stockholders’ Representative with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Stockholders’ Representative) at least 20 days prior to the filing of such Tax Return.

(d)            The Stockholders shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.

8.2           Tax Indemnification.

(a)            The Stockholders shall indemnify and hold harmless Buyer, Rotmans, and any successors thereto or Affiliates thereof in respect of and against (x) Damages resulting from, relating to, or constituting a breach of any representation contained in Section 3.9 hereof, (y) the failure to perform any covenant or agreement set forth in this Article VIII, and (z) without duplication, the following Taxes:

(i)              Any Taxes for any taxable period ending (or deemed pursuant to Section 8.4(b) to end) on or before the Closing Date due and payable by Rotmans ;

(ii)            Any Taxes for any taxable period ending (or deemed pursuant to Section 8.4(b) to end) on or before the Closing Date for which Rotmans has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise;

(iii)           Any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes arising in connection with the consummation of the transactions contemplated by this Agreement whether levied on Buyer, Rotmans or any of their respective Affiliates; and

(b)            Buyer shall indemnify and hold harmless the Stockholders in respect of and against (x) the failure to perform any covenant or agreement set forth in this Article VIII, and (y) without duplication, any and all Taxes due and payable by Rotmans for any taxable period beginning (or deemed pursuant to Section 8.4(b) to begin) after the Closing Date.

8.3           Allocation of Certain Taxes.

(a)            Buyer and Rotmans agree that if Rotmans is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and Rotmans shall treat such day as the last day of a taxable period.

(b)            Any Taxes for a taxable period beginning before and ending after the Closing Date shall be paid by Buyer or its Affiliates and the portion of any such Taxes allocable to the portion of such period ending on the Closing Date (and as to which Stockholders shall reimburse Buyer) shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 8.2(d), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 8.2, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 8.4(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

8.4           Cooperation on Tax Matters; Tax Audits.

(a)            Buyer, the Stockholders, Rotmans, and their respective Affiliates shall cooperate in the preparation and filing of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information and in any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to Rotmans, and providing copies of all relevant Tax Returns to the extent related to Rotmans, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Entity and records concerning the ownership and Tax basis of property, which the requested Party may possess. Each of Buyer and the Stockholders agree to, and, in the case of Buyer that it agrees to cause Rotmans to, retain all books and records with respect to Tax matters pertinent to Rotmans relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity. Buyer, Rotmans, and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b)            The Stockholders shall have the right, at their own expense, to control any Tax audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date. Buyer shall have the right, at its own expense, to control any other Tax audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the business of Rotmans; provided, that, with respect to (i) any Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause the Stockholders to become obligated to make any payment pursuant to Section 8.2(a) hereof, Buyer shall consult with Stockholders regarding the resolution of any issue that would affect such Stockholders, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of the Stockholders, which consent shall not be unreasonably withheld. Where consent to a settlement is withheld by either Stockholder pursuant to this Section 8.6(b), such Stockholder may continue or initiate any further proceedings at his own expense, provided, that any liability of Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had such Stockholder not withheld his consent.

8.5           Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the business of Rotmans shall be terminated prior to the Closing Date and, after the Closing Date, Buyer, Rotmans and their Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

8.6           Scope of Article VIII. Any claim by any Party relating to a breach by another Party of its obligations under this Article VIII shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article VII. Notwithstanding the foregoing or any other term or condition of Article VII, (i) claims for a breach of an obligation under this Article VIII may be made by a Party at any time prior to the 30th day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates, and (ii) to the extent there is any inconsistency between the terms of Article VII and this Article VIII with respect to the allocation of responsibility between Rotmans, the Stockholders and Buyer for Taxes relating to the business of Rotmans, the provisions of this Article VIII shall govern.

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Allocation” shall have the meaning set forth in Section 8.5(b).

“Ancillary Agreements” shall mean the Promissory Notes, the Convertible Promissory Notes, and any other agreement provided for herein.

“Arbitrator” shall have the meaning set forth in Section 7.3(e).

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) of Section 5.2 is satisfied in all respects.

“Buyer Disclosure Schedule” shall mean the disclosure schedule provided by Buyer on the date hereof.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages, incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages, and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages, incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Balance Sheet” shall mean the consolidated balance sheet of Rotmans as of the Closing Date (without giving effect to the transactions contemplated by this Agreement).

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and actual expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VII or Article VIII), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Stockholders on the date hereof.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state, local or foreign law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Rotmans.

“Expected Claim Notice” shall mean a notice that, as a result of a Legal Proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages, for which it is entitled to indemnification under Article VII.

“Financial Statements” shall mean:

(a)            the unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of Rotmans as of the end of and for each of its last three fiscal years, and

(b)            the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of Rotmans for the nine months ended as of the Most Recent Balance Sheet Date.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a)       Patent Rights;

(b)       Trademarks and all goodwill in the Trademarks;

(c)       copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)       mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(e)       inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and

(f)       other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Lease” shall mean any lease or sublease pursuant to which Rotmans leases or subleases from another party any Real Property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof) or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of Rotmans as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean March 31, 2019.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Ordinary Course of Business” shall mean the ordinary course of business of Rotmans consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean Buyer, Rotmans, and each of the Stockholders.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of leased real property).

“Personal Property” shall have the meaning set forth in Section 3.10.

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“Restricted Employee” shall mean any person who either (i) was an employee of Buyer or any of its subsidiaries on the Closing Date or (ii) was an employee of Rotmans on the Closing Date.

“Rotmans” shall have the meaning set forth in the first paragraph of this Agreement.

“Rotmans Intellectual Property” shall mean Rotmans Owned Intellectual Property and Rotmans Licensed Intellectual Property.

“Rotmans Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Rotmans by any third party.

“Rotmans Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Rotmans and the Subsidiaries, taken as a whole, or (ii) the ability of Buyer to operate the business of Rotmans and each of the Subsidiaries immediately after the Closing, other than as a result of (i) changes in laws, (ii) changes in accounting principles or (iii) acts of war or terrorism. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Rotmans Material Adverse Effect.

“Rotmans Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Rotmans, in whole or in part.

“Rotmans Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by Rotmans or any ERISA Affiliate.

“Rotmans Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of Rotmans, alone or jointly with others.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of Rotmans and not material to Rotmans.

“Stockholder Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (e) of Section 5.1 is satisfied in all respects.

“Set-Off” shall have the meaning set forth in Section 1.8(g).

“Shares” shall have the meaning set forth in the Recitals to this Agreement.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Stockholder or Stockholders” shall have the meaning set forth in the first paragraph of this Agreement.

“Stockholders’ Representative” shall have the meaning set forth in Section 1.4(a).

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which Rotmans (or another subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Tax Purchase Price” shall have the meaning set forth in Section 8.5(b).

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes supplied to a taxing authority, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by Buyer or the Stockholders under Article VII.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“WARN Act” shall have the meaning set forth in Section 3.20(g).

ARTICLE X

MISCELLANEOUS

10.1            Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide it with a copy of the proposed disclosure prior to making the disclosure).

10.2            No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.3            Entire Agreement. This Agreement (including the Ancillary Agreements and the other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

10.4            Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.4 is void.

10.5            Counterparts and Facsimile Signature; Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile transmission or as a “pdf” or similar attachment to an electronic submission.

10.6            Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7            Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Stockholders’ Representative: 725 Southbridge Street Worcester, MA 01610 Attention: Steven Rotman	Copy to: Susan Rayne, Esq. 10 Williamsville Rd. Hubbardston, MA 01452
If to Buyer: Board of Director Vystar Corporation 101 Aylesbury Rd Worcester MA 01609	Copy to: Mirick, O’Connell, DeMallie & Lougee, LLP 100 Front Street Worcester, MA 01608-1477 Attention: Michael A. Refolo, Esq. mrefolo@mirickoconnell.com Telecopy: (508) 463-1395

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8            Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

10.9            Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11         Expenses. Except as set forth in Section 1.8, Article VII and Article VIII, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, the Stockholders shall pay any fees or commissions to any broker, finder or agent or any legal counsel with respect to the transactions contemplated by this Agreement.

10.12         Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court; provided, in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided, that nothing in this Section 10.12 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.13         Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1, 6.2 and 6.3) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 7.3(d) and Section 7.3(e), then the foregoing provisions of this Section 10.13 shall not apply to such Dispute, and the provisions of Section 7.3(d) and Section 7.3(e) shall govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.

10.14         Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference herein to “including” shall be interpreted as “including without limitation”. Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

VYSTAR CORPORATION

By:
	Name:	Steven Rotman
	Title:	President

STOCKHOLDERS:

Steven Rotman

Bernard Rotman

SCHEDULE 1.1

Shares

Stockholder	Shares of Common Stock, No Par
	Value, Owned

Steven Rotman	8,400 / 42%

Bernard Rotman	3,200 / 16%

	RECORD	CERTIFICATE	NUMBER OF
SHAREHOLDER	DATE	NUMBER	SHARES
Steven Rotman	12/2/73	3	7
	6/1/64	6	7
	6/7/65	9	4
	6/6/66	12	3
	6/5/67	15	3
	2/15/74	20	24
	1/7/85	24	4,752
	1/5/87	27	3,600
Bernard Rotman	1/5/87	28	3,200
TOTALS			11,600

Exhibit 1.2(a)

Form of Promissory Note

[Signature Page to Stock Purchase Agreement]

Exhibit 1.2(b)

Form of Convertible Promissory Note

[Signature Page to Stock Purchase Agreement]

PROMISSORY NOTE

$367,500.00	July __, 2019

FOR VALUE RECEIVED, the undersigned, VYSTAR CORPORATION (“Borrower”), promises to pay to STEVEN ROTMAN, or his heirs, successors or assigns, as the case may be (in each case, a “Holder”), the principal sum of Three Hundred Sixty-Seven Thousand Five Hundred and 00/100 Dollars ($367,500.00), together with interest from the date hereof on the unpaid balance of such principal amount from time to time outstanding, at the rate of Five Percent (5%) per annum, until paid in full.

1.           Principal and Interest.

(a)          Subject to the terms and conditions of this Promissory Note (the “Note”), the principal and interest on this Note shall be due and payable as follows:

(i)          Beginning on the sixth month anniversary from the date hereof, principal and accrued interest shall be payable on a monthly basis in equal principal installments of $3,828.13 per month over a period of Ninety-Six (96) months, plus accrued interest. The entire unpaid balance shall be immediately due and payable in full on July ___, 2027 (the “Maturity Date”).

(ii)         Except as set forth in subsection (i) above, interest on this Note that accrues until the Maturity Date shall be due and payable on the Maturity Date. If the entire unpaid balance under this Note is not paid in full pursuant to Section 2 hereof on or prior to the Maturity Date, then after the Maturity Date, the unpaid balance of the principal under this Note and any accrued interest thereon shall bear interest at the rate that is three percentage points over the interest rate, such interest being payable semiannually, in arrears. All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period of which such interest is payable. If any interest rate under this Note exceeds the maximum rate permitted by law, such rate shall be reduced to the maximum rate of interest permitted by law.

(b)         The principal under this Note and any interest accrued thereon may be prepaid by the Borrower at any time prior to the Maturity Date, without any fees or penalties to the Borrower for prepayment, at any time.

2.           Default. In the case of one or more of the following events (each, a “Default”) (i) the Borrower fails to pay when due any payment of principal or interest hereof; or (ii) the Borrower applies for a trustee, receiver or other custodian for it or a substantial part of its property; a trustee, receiver or other custodian is appointed for the Borrower or for a substantial part of its property; or any bankruptcy, reorganization, debt arrangement, or other case of proceeding, is commenced in respect of the Borrower which, in the case of any involuntary case or proceeding, is not dismissed within 60 days; or (iii) the Borrower materially breaches any of the covenants or agreements contained in this Note (other than that covered by clause (i) above) and such breach remains uncured for a period of ninety (90) days after receipt from the Holder of written notice thereof; then, notwithstanding the foregoing provisions of this Note, upon the occurrence of any Default described in clauses (i), (ii) or (iii) above, the Holder may, without written notice, declare the unpaid principal and interest on this Note and all other obligations of the Borrower to the Holder at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

3.           Waiver of Certain Rights. Subject to any applicable notice periods, all parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be without notice or consent of any of them.

4.           Enforcement. Upon Default the Holder may employ an attorney to enforce the Holder’s rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the Holder reasonable attorneys’ fees, plus all other reasonable expenses incurred by the Holder in exercising any of the Holder’s rights and remedies upon Default. The rights and remedies of the Holder as provided in this Note shall be cumulative and may be pursued singly, successively, or together against any other funds, property or security held by the Holder for payment or security, in the sole discretion of the Holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

5.           Miscellaneous. The following general provisions apply:

(a)          This Note, and the obligations and rights of the Borrower hereunder, shall be binding upon and inure to the benefit of the Borrower, the Holder, and their respective heirs, personal representatives, successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Holder. The transfer of this Note by the Holder is subject to restrictions under federal and state securities laws.

(b)         Changes in or amendments or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Borrower and the Holder.

(c)         All payments shall be made in such coin and currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

2

(d)         All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by reliable overnight courier service, or delivered by hand, to the Borrower or to the Holder at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto and shall be effective upon receipt: If to the Borrower, at its principal office address. If to the Holder, at the address for such Holder as set forth on the written records of the Borrower.

(e)         This Note will be governed by and interpreted and construed in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to principles of conflicts or choice of law that would result in the application of laws of another jurisdiction). The Borrower and the Holder, by its acceptance hereof, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts over any action or proceeding arising out of or relating to this Note, and hereby irrevocably agree that all claims in respect to such action or proceeding may be heard and determined in such state or federal court. The Borrower and the Holder each agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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IN WITNESS WHEREOF, the Borrower has caused this instrument to be executed in its corporate name by its duly authorized officer as of the day and year first above written.

VYSTAR CORPORATION

By:
Name: Steven Rotman
Title: President

4

PROMISSORY NOTE

$140,000.00	July __, 2019

FOR VALUE RECEIVED, the undersigned, VYSTAR CORPORATION ("Borrower"), promises to pay to BERNARD ROTMAN, or his heirs, successors or assigns, as the case may be (in each case, a "Holder"), the principal sum of One Hundred Forty Thousand and 00/100 Dollars ($140,000.00), together with interest from the date hereof on the unpaid balance of such principal amount from time to time outstanding, at the rate of Five Percent (5%) per annum, until paid in full.

1.             Principal and Interest.

(a)           Subject to the terms and conditions of this Promissory Note (the “Note”), the principal and interest on this Note shall be due and payable as follows:

(i)              Beginning on the sixth month anniversary from the date hereof, principal and accrued interest shall be payable on a monthly basis in equal principal installments of $2,916.67 per month over a period of forty-eight (48) months, plus accrued interest. The entire unpaid balance shall be immediately due and payable in full on July ___, 2023 (the "Maturity Date").

(ii)             Except as set forth in subsection (i) above, interest on this Note that accrues until the Maturity Date shall be due and payable on the Maturity Date. If the entire unpaid balance under this Note is not paid in full pursuant to Section 2 hereof on or prior to the Maturity Date, then after the Maturity Date, the unpaid balance of the principal under this Note and any accrued interest thereon shall bear interest at the rate that is three percentage points over the interest rate, such interest being payable semiannually, in arrears. All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period of which such interest is payable. If any interest rate under this Note exceeds the maximum rate permitted by law, such rate shall be reduced to the maximum rate of interest permitted by law.

(b)          The principal under this Note and any interest accrued thereon may be prepaid by the Borrower at any time prior to the Maturity Date, without any fees or penalties to the Borrower for prepayment, at any time.

2.             Default. In the case of one or more of the following events (each, a "Default") (i) the Borrower fails to pay when due any payment of principal or interest hereof; or (ii) the Borrower applies for a trustee, receiver or other custodian for it or a substantial part of its property; a trustee, receiver or other custodian is appointed for the Borrower or for a substantial part of its property; or any bankruptcy, reorganization, debt arrangement, or other case of proceeding, is commenced in respect of the Borrower which, in the case of any involuntary case or proceeding, is not dismissed within 60 days; or (iii) the Borrower materially breaches any of the covenants or agreements contained in this Note (other than that covered by clause (i) above) and such breach remains uncured for a period of ninety (90) days after receipt from the Holder of written notice thereof; then, notwithstanding the foregoing provisions of this Note, upon the occurrence of any Default described in clauses (i), (ii) or (iii) above, the Holder may, without written notice, declare the unpaid principal and interest on this Note and all other obligations of the Borrower to the Holder at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

3.             Waiver of Certain Rights. Subject to any applicable notice periods, all parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be without notice or consent of any of them.

4.             Enforcement. Upon Default the Holder may employ an attorney to enforce the Holder's rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the Holder reasonable attorneys' fees, plus all other reasonable expenses incurred by the Holder in exercising any of the Holder's rights and remedies upon Default. The rights and remedies of the Holder as provided in this Note shall be cumulative and may be pursued singly, successively, or together against any other funds, property or security held by the Holder for payment or security, in the sole discretion of the Holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

5.             Miscellaneous. The following general provisions apply:

(a)           This Note, and the obligations and rights of the Borrower hereunder, shall be binding upon and inure to the benefit of the Borrower, the Holder, and their respective heirs, personal representatives, successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Holder. The transfer of this Note by the Holder is subject to restrictions under federal and state securities laws.

(b)           Changes in or amendments or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Borrower and the Holder.

(c)           All payments shall be made in such coin and currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

2

(d)           All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by reliable overnight courier service, or delivered by hand, to the Borrower or to the Holder at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto and shall be effective upon receipt: If to the Borrower, at its principal office address. If to the Holder, at the address for such Holder as set forth on the written records of the Borrower.

(e)           This Note will be governed by and interpreted and construed in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to principles of conflicts or choice of law that would result in the application of laws of another jurisdiction). The Borrower and the Holder, by its acceptance hereof, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts over any action or proceeding arising out of or relating to this Note, and hereby irrevocably agree that all claims in respect to such action or proceeding may be heard and determined in such state or federal court. The Borrower and the Holder each agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

3

IN WITNESS WHEREOF, the Borrower has caused this instrument to be executed in its corporate name by its duly authorized officer as of the day and year first above written.

VYSTAR CORPORATION

By:
Name: Steven Rotman
Title: President

4

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE LAW OR AN OPINION OF COUNSEL ACCEPTABLE TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH LAWS.

CONVERTIBLE PROMISSORY NOTE

$1,102,500	July ____, 2019

FOR VALUE RECEIVED, the undersigned, VYSTAR CORPORATION (“Borrower”), promises to pay to STEVEN ROTMAN, or his heirs, successors or assigns, as the case may be (in each case, a “Holder”), the principal sum of ONE MILLION ONE HUNDRED TWO THOUSAND FIVE HUNDRED and 00/100 DOLLARS ($1,102,500) together with interest from the date hereof on the unpaid balance of such principal amount from time to time outstanding, at the rate of Five Percent (5%) per annum, until paid in full. Holder acknowledges that Borrower shall issue one or more Promissory Notes to certain interested creditors (the “Notes”).

1.            Principal and Interest.

(a)           Subject to the terms and conditions of this Note, the principal and interest on this Note shall be due and payable as follows:

(i)          The entire unpaid balance shall be immediately due and payable in full eight (8) years from the date hereof (the “Maturity Date”).

(ii)         Except as set forth in subsection (i) above, interest on this Note that accrues until the Maturity Date shall be due and payable on the Maturity Date. If the entire unpaid balance under this Note is not paid in full pursuant to Section 2 hereof on or prior to the Maturity Date, then after the Maturity Date, the unpaid balance of the principal under this Note and any accrued interest thereon shall bear interest at the rate that is three percentage points over the interest rate, such interest being payable semiannually, in arrears. All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period of which such interest is payable. If any interest rate under this Note exceeds the maximum rate permitted by law, such rate shall be reduced to the maximum rate of interest permitted by law.

(b)           The principal under this Note and any interest accrued thereon may be prepaid by the Borrower at any time prior to the Maturity Date, without any fees or penalties to the Borrower for prepayment.

2.            Repayment prior to Maturity. At Holder’s request, Borrower shall repay the principal amount under this Note (or any portion thereof so requested) and the accrued interest thereon with common stock of the Borrower at any time at the written request of Holder, which notice may be given prior to the Maturity Date solely upon the pricing and events as follows unless otherwise waived by Borrower: Each such share of common stock shall have a deemed value equal to (a) the twenty (20) day average closing price for the twenty (20) trading days beginning on the sixth (6th) trading day following the date that such common stock begins trading with a new trading symbol following the effective date of a reverse stock split made by Borrower of its common stock, and (b) divided by two (2). For the sake of clarity, the following is an example of the formula describe above:

●	Loan Amount: $100,000

●	Date of Loan: 7/16/2019

●	Interest rate: Five (5%) per annum

●	Date that, as result of reverse stock split, new trading symbol begins use: 01/31/2020

●	Sixth trading day after first new symbol use: February 8, 2020

●	Twenty (20) day trading average beginning February 8, 2020 equals $1.00 per share

●	Calculate accrued interest from date of note through 03/07/2020

●	Total amount of principal and accrued interest due on 03/07/2019 approximately $3,400

●	$1.00 divided by .50 (twenty (20) day average of $1.00 divided by two) equals 206,800 shares (calculated pre-split) Borrower common stock to be transferred to the Holder by the Borrower.

In the event that the reverse stock split contemplated by VYST is not approved by FINRA, the parties agree that the twenty (20) trading day calculation described above shall begin on the first trading day following notification of such disapproval by FINRA.

3.            Stock Restrictions. Notwithstanding anything to the contrary herein, Holder acknowledges and agrees that the shares of common stock transferred to it pursuant to this agreement will be subject to restrictions on resale under applicable rules and regulations of the Securities and Exchange Commission.

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4.            Default. In the case of one or more of the following events (each, a “Default”) (i) the Borrower fails to pay when due any payment of principal or interest hereof; or (ii) the Borrower applies for a trustee, receiver or other custodian for it or a substantial part of its property; a trustee, receiver or other custodian is appointed for the Borrower or for a substantial part of its property; or any bankruptcy, reorganization, debt arrangement, or other case of proceeding, is commenced in respect of the Borrower which, in the case of any involuntary case or proceeding, is not dismissed within 60 days; or (iii) the Borrower materially breaches any of the covenants or agreements contained in this Note (other than that covered by clause (i) above) and such breach remains uncured for a period of ninety (90) days after receipt from the Holder of written notice thereof; then, notwithstanding the foregoing provisions of this Note, upon the occurrence of any Default described in clauses (i) and (ii) above, the Holder may, without written notice, declare the unpaid principal and interest on this Note and all other obligations of the Borrower to the Holder at once due and payable, and upon the occurrence of any Default described in clause (iii) above, the Holders of at least a majority of the outstanding principal amount under the Notes, may upon written notice to the Borrower, upon written notice to the Borrower and each of the Holders, as the case may be, declare the unpaid principal and interest on this Note and all other obligations of the Borrower to the Holders at once due and payable, whereupon in each foregoing case such principal, interest and other obligations shall become at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

5.            Waiver of Certain Rights. Subject to any applicable notice periods, all parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be without notice or consent of any of them.

6.            Enforcement. Upon Default the Holder may employ an attorney to enforce the Holder’s rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the Holder reasonable attorneys’ fees, plus all other reasonable expenses incurred by the Holder in exercising any of the Holder’s rights and remedies upon Default. The rights and remedies of the Holder as provided in this Note shall be cumulative and may be pursued singly, successively, or together against any other funds, property or security held by the Holder for payment or security, in the sole discretion of the Holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

7.            No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder of the Borrower.

8.            Miscellaneous. The following general provisions apply:

(a)           This Note, and the obligations and rights of the Borrower hereunder, shall be binding upon and inure to the benefit of the Borrower, the Holder, and their respective heirs, personal representatives, successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Holder. The transfer of this Note by the Holder is subject to restrictions under federal and state securities laws.

(b)           Changes in or amendments or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Borrower and the Holder.

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(c)           All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by reliable overnight courier service, or delivered by hand, to the Borrower or to the Holder at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto and shall be effective upon receipt: If to the Borrower, at its principal office address. If to the Holder, at the address for such Holder as set forth on the written records of the Borrower.

(d)          This Note will be governed by and interpreted and construed in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to principles of conflicts or choice of law that would result in the application of laws of another jurisdiction). The Borrower and the Holder, by its acceptance hereof, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts over any action or proceeding arising out of or relating to this Note, and hereby irrevocably agree that all claims in respect to such action or proceeding may be heard and determined in such state or federal court. The Borrower and the Holder each agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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IN WITNESS WHEREOF, the Borrower has caused this instrument to be executed in its corporate name by its duly authorized officer as of the day and year first above written.

VYSTAR CORPORATION

By:
Steven Rotman, President

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THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE LAW OR AN OPINION OF COUNSEL ACCEPTABLE TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH LAWS.

CONVERTIBLE PROMISSORY NOTE

$420,000	July ____, 2019

FOR VALUE RECEIVED, the undersigned, VYSTAR CORPORATION (“Borrower”), promises to pay to BERNARD ROTMAN, or his heirs, successors or assigns, as the case may be (in each case, a “Holder”), the principal sum of FOUR HUNDRED TWENTY THOUSAND and 00/100 DOLLARS ($420,000) together with interest from the date hereof on the unpaid balance of such principal amount from time to time outstanding, at the rate of Five Percent (5%) per annum, until paid in full. Holder acknowledges that Borrower shall issue one or more Promissory Notes to certain interested creditors (the “Notes”).

1.            Principal and Interest.

(a)          Subject to the terms and conditions of this Note, the principal and interest on this Note shall be due and payable as follows:

(i)           The entire unpaid balance shall be immediately due and payable in full four (4) years from the date hereof (the “Maturity Date”).

(ii)          Except as set forth in subsection (i) above, interest on this Note that accrues until the Maturity Date shall be due and payable on the Maturity Date. If the entire unpaid balance under this Note is not paid in full pursuant to Section 2 hereof on or prior to the Maturity Date, then after the Maturity Date, the unpaid balance of the principal under this Note and any accrued interest thereon shall bear interest at the rate that is three percentage points over the interest rate, such interest being payable semiannually, in arrears. All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period of which such interest is payable. If any interest rate under this Note exceeds the maximum rate permitted by law, such rate shall be reduced to the maximum rate of interest permitted by law.

(b)          The principal under this Note and any interest accrued thereon may be prepaid by the Borrower at any time prior to the Maturity Date, without any fees or penalties to the Borrower for prepayment.

2.            Repayment prior to Maturity. Borrower shall repay the principal amount under this Note and the accrued interest thereon with common stock of the Borrower at any time at the written request of Holder, which notice may be given prior to the Maturity Date solely upon the pricing and events as follows unless otherwise waived by Borrower: Each such share of common stock shall have a deemed value equal to (a) the twenty (20) day average closing price for the twenty (20) trading days beginning on the sixth (6th) trading day following the date that such common stock begins trading with a new trading symbol following the effective date of a reverse stock split made by Borrower of its common stock, and (b) divided by two (2). For the sake of clarity, the following is an example of the formula describe above:

●	Loan Amount: $100,000

●	Date of Loan: 7/16/2019

●	Interest rate: Five (5%) per annum

●	Date that, as result of reverse stock split, new trading symbol begins use: 01/31/2020

●	Sixth trading day after first new symbol use: February 8, 2020

●	Twenty (20) day trading average beginning February 8, 2020 equals $1.00 per share

●	Calculate accrued interest from date of note through 03/07/2020

●	Total amount of principal and accrued interest due on 03/07/2019 approximately $3,400

●	$1.00 divided by .50 (twenty (20) day average of $1.00 divided by two) equals 206,800 shares (calculated pre-split) Borrower common stock to be transferred to the Holder by the Borrower.

In the event that the reverse stock split contemplated by VYST is not approved by FINRA, the parties agree that the twenty (20) trading day calculation described above shall begin on the first trading day following notification of such disapproval by FINRA.

3.            Stock Restrictions. Notwithstanding anything to the contrary herein, Holder acknowledges and agrees that the shares of common stock transferred to it pursuant to this agreement will be subject to restrictions on resale under applicable rules and regulations of the Securities and Exchange Commission.

4.            Default. In the case of one or more of the following events (each, a “Default”) (i) the Borrower fails to pay when due any payment of principal or interest hereof; or (ii) the Borrower applies for a trustee, receiver or other custodian for it or a substantial part of its property; a trustee, receiver or other custodian is appointed for the Borrower or for a substantial part of its property; or any bankruptcy, reorganization, debt arrangement, or other case of proceeding, is commenced in respect of the Borrower which, in the case of any involuntary case or proceeding, is not dismissed within 60 days; or (iii) the Borrower materially breaches any of the covenants or agreements contained in this Note (other than that covered by clause (i) above) and such breach remains uncured for a period of ninety (90) days after receipt from the Holder of written notice thereof; then, notwithstanding the foregoing provisions of this Note, upon the occurrence of any Default described in clauses (i) and (ii) above, the Holder may, without written notice, declare the unpaid principal and interest on this Note and all other obligations of the Borrower to the Holder at once due and payable, and upon the occurrence of any Default described in clause (iii) above, the Holders of at least a majority of the outstanding principal amount under the Notes, may upon written notice to the Borrower, upon written notice to the Borrower and each of the Holders, as the case may be, declare the unpaid principal and interest on this Note and all other obligations of the Borrower to the Holders at once due and payable, whereupon in each foregoing case such principal, interest and other obligations shall become at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

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5.            Waiver of Certain Rights. Subject to any applicable notice periods, all parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be without notice or consent of any of them.

6.            Enforcement. Upon Default the Holder may employ an attorney to enforce the Holder’s rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the Holder reasonable attorneys’ fees, plus all other reasonable expenses incurred by the Holder in exercising any of the Holder’s rights and remedies upon Default. The rights and remedies of the Holder as provided in this Note shall be cumulative and may be pursued singly, successively, or together against any other funds, property or security held by the Holder for payment or security, in the sole discretion of the Holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

7.            No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder of the Borrower.

8.            Miscellaneous. The following general provisions apply:

(a)          This Note, and the obligations and rights of the Borrower hereunder, shall be binding upon and inure to the benefit of the Borrower, the Holder, and their respective heirs, personal representatives, successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Holder. The transfer of this Note by the Holder is subject to restrictions under federal and state securities laws.

(b)          Changes in or amendments or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Borrower and the Holder.

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(c)          All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by reliable overnight courier service, or delivered by hand, to the Borrower or to the Holder at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto and shall be effective upon receipt: If to the Borrower, at its principal office address. If to the Holder, at the address for such Holder as set forth on the written records of the Borrower.

(d)          This Note will be governed by and interpreted and construed in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to principles of conflicts or choice of law that would result in the application of laws of another jurisdiction). The Borrower and the Holder, by its acceptance hereof, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts over any action or proceeding arising out of or relating to this Note, and hereby irrevocably agree that all claims in respect to such action or proceeding may be heard and determined in such state or federal court. The Borrower and the Holder each agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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IN WITNESS WHEREOF, the Borrower has caused this instrument to be executed in its corporate name by its duly authorized officer as of the day and year first above written.

VYSTAR CORPORATION

By:
Steven Rotman, President

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Exhibit 1.2(c)

Manner of Payment

The Promissory Note payable to Steven Rotman will be in the principal amount of $367,500, bearing interest at the rate of 5%, with principal and interest payable over a term of eight (8) years according to the schedule set forth in such note.

The Convertible Promissory Note payable to Steven Rotman will be in the principal amount of $1,102,500, bearing interest at the rate of 5%, with principal and interest payable over a term of eight (8) years according to the schedule set forth in such note if not sooner converted into shares of the common stock of Buyer in accordance with its terms.

The Promissory Note payable to Bernard Rotman will be in the principal amount of $140,000, bearing interest at the rate of 5%, with principal and interest payable over a term of four (4) years according to the schedule set forth in such note.

The Convertible Promissory Note payable to Bernard Rotman will be in the principal amount of $420,000, bearing interest at the rate of 5%, with principal and interest payable over a term of four (4) years according to the schedule set forth in such note if not sooner converted into shares of the common stock of Buyer in accordance with its terms.

[Signature Page to Stock Purchase Agreement]